Exhibit 99.1

GLEACHER & COMPANY TO DELIST FROM NASDAQ

Announces estimated date of filing of Certificate of Dissolution

Updates range of estimated liquidating distributions

ALBANY, NEW YORK, June 27, 2014 — Gleacher & Company, Inc. (Nasdaq: GLCH) (the “Company”) today announced its intention to voluntarily delist its common stock, par value $0.01 per share, from the NASDAQ Global Select Market (“NASDAQ”). The Company intends to file a Form 25 with the Securities and Exchange Commission (“SEC”) on or about July 7, 2014 to commence the NASDAQ delisting process. The Company expects that its delisting will become effective prior to the commencement of trading on or about July 17, 2014, at which time trading in the Company’s common stock will be indefinitely suspended.  The Company also announced its intention to file a Certificate of Dissolution with the Delaware Secretary of State at or about the time the delisting of the Company’s common stock becomes effective, currently expected to be on or about July 17, 2014.  After the filing of the Certificate of Dissolution, the Board expects to adopt a Plan of Distribution, which will include approval of the amount of the initial liquidating distribution to stockholders.  The Company expects that the initial liquidating distribution will be paid to stockholders of record as soon as practicable after the effective date of the filing of the Certificate of Dissolution with the Delaware Secretary of State.

Separately, the Company reported that increased legal fees and other expenses related principally to ongoing litigation likely would increase the Company’s forecasted remaining operating expenses from April 1, 2014 to approximately $16 million, compared to operating expenses of approximately $13 million as previously projected and disclosed by the Company. Additionally, a portfolio company in the Company’s FA Technology Ventures (“FATV”) private equity investment was recently acquired in an all-cash transaction.  Terms were not publicly disclosed. The Company estimates that its allocable portion of the proceeds from this sale will be approximately $9 million - $10 million, an amount below that previously estimated by the Company.

Principally as a result of these developments, the Company is reducing its anticipated range of aggregate recoveries in its planned dissolution and liquidation to between $55 million and $85 million ($8.90 and $13.75 per share), compared to $60 million and $90 million ($9.70 and $14.55 per share) as previously projected.  The Company has not changed its intent to make an initial liquidating distribution of $20 million ($3.23 per share). Per-share amounts are based on the number of shares outstanding at March 31, 2014.

The decision to delist from NASDAQ resulted from the Board of Directors’ review of numerous factors, particularly the previously announced plan to engage in a complete dissolution and liquidation, the applicable NASDAQ rules and regulations, the relative benefits generated by the maintenance of a NASDAQ listing, and the cost and feasibility of ongoing compliance with the NASDAQ listing requirements in light of the Company’s planned dissolution and liquidation.

Following the delisting, securities brokers may make a market for interests in the Company’s common stock in the “over-the-counter” market.  The Company does not intend to actively facilitate any such market.

Contemporaneous with delisting of the Company’s common stock, the Company intends to file a Form 15 with the SEC to voluntarily effect deregistration of its securities under the Securities Exchange Act of 1934, as amended.  The Company expects that its obligation to file periodic and current reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, will be suspended upon the filing of the Form 15.  The decision of the Company’s Board of Directors to deregister its common stock was based on the consideration of numerous factors, including the large costs of preparing and filing periodic reports with the SEC, the increased outside accounting, audit, legal and other costs and expenses associated with being a public company, and the burdens placed on Company management to comply with reporting requirements, all in light of the Company’s planned dissolution and liquidation.  After the Company’s periodic reporting requirements are suspended, the Company intends to continue to make available to its stockholders unaudited financial information.

About Gleacher & Company

Gleacher & Company, Inc. (Nasdaq: GLCH) is incorporated under the laws of the State of Delaware.  The Company’s common stock is traded on The NASDAQ Global Market under the symbol “GLCH.”

Forward-looking statements

This press release contains “forward-looking statements.”  These statements are not historical facts but instead represent the Company’s belief or plans regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control.  The Company’s forward-looking statements are subject to various risks and uncertainties, including the risks and other factors identified herein and in other public disclosures made by the Company from time to time, including in the Company’s periodic and current reports and other filings made by the Company with the Securities and Exchange Commission.  As a result, the Company’s actual results may differ materially from those expressed or implied by these forward-looking statements.  Forward-looking statements include, without limitation: statements regarding the proposed delisting and deregistration of the Company’s common stock and the dissolution and liquidation of the Company, including the anticipated timing of filing of the Form 25, Form 15 or Certificate of Dissolution;  the anticipated proceeds to the Company from the sale of an FATV portfolio company; the Company’s anticipated range of aggregate recoveries from the dissolution and liquidation; and the amount of the initial liquidating distribution to stockholders.  Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by such forward-looking statements.  Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, it cannot guarantee future events or results.  Except as may be required under federal law, the

Company undertakes no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur.

For Additional Information Please Contact:

Gleacher & Company, Inc.

Investor Relations

212.273.7100